Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 26, 2023 with respect to the consolidated statement of loss and comprehensive loss, and cash flows of LeddarTech Holdings Inc. (formerly known as LeddarTech Inc.) (the “Company”) for the year ended September 30, 2022, and the related notes, included in the prospectus supplement of the Company dated December 26, 2024, which prospectus supplement forms a part of: (i) the Registration Statement on Form F-4 (No. 333-275381) of the Company; (ii) the Registration Statement on Form F-1 (No. 333-277045) of the Company; and (iii) the Registration Statement on Form F-1 (No. 333-279803) of the Company.

/s/ Ernst & Young LLP

Montreal, Canada

December 26, 2024